SCHEDULE 14A
                             (RULE 14A-101)

                 INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION

       Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [x]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement           [ ] Confidential, for Use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Offshore Logistics, Inc.
_____________________________________________________________________________
             (Name of Registrant as Specified in its Charter)

_____________________________________________________________________________
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         ___________________________________________________________________

    (2)  Aggregate number of securities to which transaction applies:
         ____________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ____________________________________________________________________

    (4)  Proposed maximum aggregate value of transaction:

         ____________________________________________________________________

    (5)  Total fee paid:

         ____________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration state-ment number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

         ____________________________________________________________________

    (2)  Form, schedule or registration statement number:

         ____________________________________________________________________

    (3)  Filing party:

         ____________________________________________________________________

    (4)  Date filed:

         ____________________________________________________________________

            [LOGO OF OFFSHORE LOGISTICS, INC. APPEARS HERE]



                         OFFSHORE LOGISTICS, INC.
                           POST OFFICE BOX 5-C
                        LAFAYETTE, LOUISIANA 70505


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The Annual Meeting of Stockholders of Offshore Logistics, Inc. (the "Company") will be held at The City Energy Club, Energy Centre, 1100 Poydras Street, New Orleans, Louisiana on Monday, September 29, 1997, at 5:00 p.m. for the following purposes:

         1. To elect directors to serve until the next Annual Meeting of the Stockholders and until their successors are chosen and have qualified; and

         2. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on August 8, 1997, as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

         STOCKHOLDERS WHO DO NOT ELECT TO ATTEND IN PERSON ARE
REQUESTED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


                                     By Order of the Board of Directors


                                     George M. Small
                                     Secretary


Lafayette, Louisiana
August 22, 1997

                        OFFSHORE LOGISTICS, INC.

                            PROXY STATEMENT

                   For Annual Meeting of Stockholders
                     To Be Held September 29, 1997

                        SOLICITATION OF PROXIES

         The accompanying Proxy is solicited by the Board of Directors of Offshore Logistics, Inc., 224 Rue de Jean, Suite 100, Lafayette, Louisiana 70508 (the "Company") for use at the Annual Meeting of Stockholders to be held September 29, 1997, and any adjournments thereof.

         All Proxies in the enclosed form that are properly executed and returned to the Company prior to the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, as specified by the stockholders in the Proxy or, if not specified, as set forth herein.

         The stockholder has the power to revoke such Proxy at any time before it is exercised, either by giving written notice to the Secretary of the Corporation, by executing and delivering a later-dated proxy or by voting in person at the Annual Meeting.

         This Proxy Statement and the enclosed Proxy are being mailed on approximately August 22, 1997.


                     VOTING SECURITIES OUTSTANDING

         At the close of business on August 8, 1997, the Company had outstanding 21,274,133 shares of Common Stock. Each such outstanding share is entitled to one vote. Only holders of record of Common Stock at the close of business on August 8, 1997, the record date for the Annual Meeting, are entitled to vote at the meeting and any adjournments thereof.


    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Holdings of Principal Stockholders

         The following table shows as of August 8, 1997, certain information with respect to beneficial ownership of the Company's Common Stock by any person known by the Company to be the beneficial owner of more than five percent of any class of voting securities of the Company:

                                     Amount      Title  Percent
   Name and Address               Beneficially    of      of
  of Beneficial Owner                Owned       Class  Class(1)
_______________________________   ____________   _____  ________

Barclays  Global Investors, N.A.
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA  94105          1,126,369 (2)  Common   5.3%

Caledonia Industrial &
  Services Limited
Cayzer House,
1 Thomas More Street
London, England  E1 9AR           1,628,083 (3)  Common   7.7%

________________________

(1) Percentage of the Common Stock of the Company outstanding as of August 8, 1997.

(2) According to a Schedule 13G dated February 12, 1997, filed with the Securities and Exchange Commission, Barclays Global Investors, N.A. has sole voting power with respect to 1,056,869 of such shares of Common Stock, sole dispositive power with respect to 1,074,669 of such shares of Common Stock, and beneficially owns 1,074,669 of such shares of Common Stock; and Barclays Global Fund Advisors has sole voting and dispositive power with respect to, and beneficially owns, 51,700 of such shares of Common Stock.

(3) According to a Schedule 13D dated April 22, 1997, filed by (i) Caledonia Industrial & Services Limited ("CIS") as the direct beneficial owner of such shares of Common Stock, (ii) by virtue of its direct holding of all of the outstanding stock of CIS, by Caledonia Investments plc ("Caledonia"), and (iii) by virtue of their respective direct holdings of the securities of Caledonia and their consequent indirect holdings of the stock of CIS, by The Cayzer Trust Company Ltd. and Sterling Industries PLC, the foregoing shares of Common Stock include 328,083 shares of Common Stock that may be acquired upon conversion of $7,500,000 of the Company's Convertible Subordinated Notes due 2003 at an assumed conversion price of $22.86 per share.

Holdings of Directors, Nominees and Executive Officers

         The following table shows as of August 8, 1997, certain information with respect to beneficial ownership of the Company's Common Stock by (i) each director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 5 of this Proxy Statement, and (iii) all of the Company's directors and executive officers as a group:

                              Amount         Title       Percent
      Name of               Beneficially       of          of
  Beneficial Owner           Owned (1)       Class      Class (2)
______________________     _____________    ________    ________

Hans J. Albert                57,332         Common          *
Peter N. Buckley           1,628,083 (3)     Common         7.7%
Jonathan H. Cartwright     1,628,083 (3)     Common         7.7%
James B. Clement             239,317         Common         1.1%
Louis F. Crane                17,000         Common          *
David S. Foster                5,200         Common          *
Gene Graves                   76,745         Common          *
David M. Johnson              19,000         Common          *
Kenneth M. Jones              23,500         Common          *
Ralph B. Murphy               92,334         Common          *
Harry C. Sager                 8,000         Common          *
George M. Small              144,524         Common          *
Howard Wolf                   44,990         Common          *
All Directors and Exec-
 utive Officers as a
 Group(15 persons)(3)(4)   2,442,637         Common        11.5%

_________________________

* Less than 1%.

(1) Based on information as of August 8, 1997, supplied by directors and executive officers. Unless otherwise indicated, all shares are held by the named individuals with sole voting and investment power. Stock ownership described in the table includes for each of the following directors or executive officers options to purchase within 60 days after August 8, 1997, the number of shares of Common Stock indicated after such director's or executive officer's name: Hans J. Albert
         - 53,000 shares; James B. Clement - 225,000 shares; Louis F. Crane - 8,000 shares; David S. Foster - 2,000 shares; Gene Graves - 75,000 shares; David M. Johnson - 16,000 shares; Kenneth M. Jones - 21,000 shares; Ralph B. Murphy - 90,000 shares; Harry C. Sager - 6,000 shares; George M. Small - 138,000 shares; and Howard Wolf - 14,500 shares, and the following number of shares of Common Stock which were vested at the fiscal year ended March 31, 1997, under the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), based on the 401(k) Plan statement dated March 31, 1997; Hans
         J. Albert -3,328 shares; James B. Clement - 6,309 shares; Gene Graves - 133 shares; Ralph B. Murphy - 2,334 shares; and George M. Small - 4,401 shares. Shares held in the 401(k) Plan are voted by the trustee.

(2) Percentage of the Common Stock of the Company outstanding as of August 8, 1997.

(3) Because of the relationship of Messrs. Buckley and Cartwright to CIS, Messrs. Buckley and Cartwright may be deemed indirect beneficial owners of the securities of the Company owned by CIS (see "Holdings of Principal Stockholders"). Pursuant to Rule 16a-1(a)(3), both Mr. Buckley and Mr. Cartwright are reporting indirect beneficial ownership of the entire amount of securities of the Company owned by CIS. Messrs. Buckley and Cartwright disclaim beneficial ownership of the securities owned by CIS.

(4) Including 732,500 shares which may be acquired within 60 days of August 8, 1997, upon exercise of options.


                    PROPOSALS AND DIRECTOR NOMINATIONS BY
                     STOCKHOLDERS FOR 1998 ANNUAL MEETING

         Any proposal by a stockholder intended to be considered for inclusion in the Company's proxy materials for the Company's 1998 Annual Meeting (the "Annual Meeting") must be received at the Company's office not less than 120 days prior to August 21, 1998. Therefore, any such proposal related to the Annual Meeting should be received by April 22, 1998, for consideration for inclusion in the Company's Proxy Statement and form of Proxy related to that meeting.

         In addition, the Company's Bylaws provide that any stockholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must give the Company advance written notice. In general, written notice must be received by the Secretary of the Company not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year's annual meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting, as well as certain information concerning the stockholder submitting the nomination or proposal. All such nominations or proposals must be addressed to the Secretary of the Company at 224 Rue de
Jean, Lafayette, Louisiana. Requests for copies of the Bylaws should also be addressed to the Secretary.


                         ELECTION OF DIRECTORS

         Nine directors are to be elected, each to hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

         Unless authority to do so is withheld by the stockholder, each Proxy executed and returned by a stockholder will be voted for the election of the nominees hereinafter named. Directors of the Company having beneficial ownership derived from presently existing voting power, as of August 8, 1997, of approximately 11.5% of the Company's Common
Stock have indicated that they intend to vote for the election of all nominees. If any nominee withdraws or for any reason is unable to serve as a director, the persons named in the accompanying Proxy either will vote for such other person as the management of the Company may nominate or, if the management does not so nominate such other person, will not vote for anyone to replace the nominee. The management of the Company knows of no reason that would cause any nominee to be unable to serve as a director or to refuse to accept nomination or election.

Vote Required for Election, Quorum and Tabulation of Votes

         Under the Company's By-laws, a majority of the shares of Common Stock issued and outstanding and entitled to vote at any meeting of stockholders, present in person or by proxy, constitutes a quorum for the transaction of business at the meeting. Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote the shares in their discretion only as to routine matters. Brokers have discretionary authority to vote in the election of directors.
Absent specific instructions from the beneficial owner as to non-routine matters, the New York Stock Exchange precludes its member brokers from voting. The missing votes of non-routine matters are known as "broker non-votes." For purposes of determining the presence or absence of a quorum at the Annual Meeting, abstentions and broker votes on routine matters are counted; thus, broker non-votes are irrelevant for quorum purposes.

         THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST AT THE ANNUAL MEETING IS REQUIRED FOR THE ELECTION OF EACH NOMINEE. ABSTENTIONS AND BROKER NON-VOTES ARE NOT COUNTED AS VOTES CAST EITHER FOR OR
AGAINST ANY NOMINEE.

         The Board of Directors unanimously recommends that the stockholders vote "FOR" election of the nominees named below.

Information Concerning Nominees

         Subject to the foregoing, Proxies will be voted for the election of the following nine nominees as directors of the Company, each of whom has engaged in the principal occupation indicated below for at least the past five years:

                                                       Year
                                                       First
                              Principal Occupation    Elected
     Nominee                and Business Experience   Director Residence Age
________________________  __________________________  ________ _________ ___

PETER N. BUCKLEY (1)      Chairman & Chief Executive    1997   London,    54
                          Officer of Caledonia                 England
                          Investments plc

JONATHAN H. CARTWRIGHT(1) Finance Director of           1997   London,    43
                          Caledonia Investments plc            England

JAMES B. CLEMENT (2)      Chairman, President & Chief   1996   Lafayette, 52
                          Executive Officer of the             Louisiana
                          Company

LOUIS F. CRANE (2)        President of Orleans          1987   New        56
                          Capital Management                   Orleans,
                          (November 1991 to Present),          Louisiana
                          Director of Columbia
                          Universal Corp. (1984 to
                          Present), Chairman and
                          Chief Executive Officer
                          of Columbia Universal
                          Corp. (April 1994 to Present).

DAVID M. JOHNSON          Private Investor. Executive   1983   Houston,   59
                          Vice President of Weatherford        Texas
                          International, Inc. (December
                          1991 to January 1994);
                          Chairman of the Board of
                          Petroleum Equipment Tools Co.
                          (March 1967 to November 1991).

KENNETH M. JONES          Oil and Gas Investments.      1969   Flat Rock, 64
                                                               North
                                                               Carolina

HARRY C. SAGER            Retired. Executive Vice       1993   Houston,   67
                          President of Conoco, Inc.            Texas
                          (1989 - 1992).

GEORGE M. SMALL           Vice President, Chief         1986   Lafayette, 52
                          Financial Officer, Secretary         Louisiana
                          & Treasurer of the Company.

HOWARD WOLF               Attorney at Law. Chairman     1986   Houston,   62
                          of the Board of Directors            Texas
                          of the Company (September
                          1986 to June 30, 1995).
                          Partner, Fulbright &
                          Jaworski.

______________________

(1) Peter N. Buckley and Jonathan H. Cartwright, directors and executive officers of Caledonia Industrial & Services Limited ("CIS"), were designated by CIS and elected to the Board of Directors of the Company in February 1997 pursuant to a Master Agreement dated December 12, 1996 among the Company, CIS and certain other persons in connection with the Company's acquisition of 49% and other substantial interests in Bristow Aviation Holdings Limited. The Master Agreement provides that so long as CIS owns (1) at least 1,000,000 shares of Common Stock of the Company or (2) at least 49% of the total outstanding ordinary shares of Bristow Aviation Holdings Limited, CIS will have the right to designate two persons for nomination to the Company's Board of Directors and to replace any directors so nominated.

(2)      Mr. Clement is a director of Pride International, Inc.
         Mr. Crane is a director of Columbia Universal Corporation and Coho Energy, Inc.


                            EXECUTIVE COMPENSATION

         The following table sets forth the aggregate cash and noncash compensation paid by the Company and its subsidiaries for services rendered during the last three fiscal years to the Chief Executive Officer of the Company and each of the other four highest paid persons who were executive officers of the Company and whose total annual salary and bonus from the Company and its subsidiaries for the last completed fiscal year exceeded $100,000 (in 1997 the Company changed to a fiscal year ended March 31 from a year ended June 30; therefore, the amounts for fiscal 1997 represent nine months activity):

                         Summary Compensation Table


                                                        Long Term
                     Annual Compensation           Compensation Awards (3)
                    ______________________        _________________________
                                                          Securities
                                            Other  Restr-   Under-     All
                     Fiscal                 Annual  icted   lying     Other
   Name and           Year            Bonus  Comp.  Stock   Options/  Comp.
Principal Position   Ended Salary($) ($)(1) ($)(2) Award(s)  SARs(#)  ($)(4)
___________________  _____ _________ ______ ______ ________ ________  ______

James B. Clement(5)  1997  $176,438 $35,000   $0   $     0   35,000  $ 9,062
 Chairman, President 1996  $223,958 $25,195   $0   $     0   20,000  $11,744
 and Chief Executive 1995  $215,000 $51,278   $0   $40,635        0  $11,475
 Officer

George M. Small(5)   1997  $112,500 $10,000   $0   $     0   20,000  $ 7,198
 Vice President,     1996  $142,833 $10,713   $0   $     0   20,000  $ 9,382
 Chief Financial     1995  $137,000 $36,305   $0   $     0   20,000  $ 9,207
 Officer, Secretary
 and Treasurer

Ralph B. Murphy      1997  $ 90,000 $    --   $0   $     0   10,000  $ 2,700
 Vice President,     1996  $120,000 $ 6,000   $0   $     0    5,000  $ 3,600
 Corporate Sales     1995  $120,000 $31,800   $0   $     0   10,000  $ 3,600

Hans J. Albert (5)   1997  $ 93,750 $25,000   $0   $     0   15,000  $ 2,812
 Vice President,     1996  $113,833 $27,035   $0   $     0   15,000  $ 3,415
 Internationl        1995  $108,000 $28,620   $0   $     0   15,000  $ 3,240
 Aviation Services

Gene Graves (5)      1997  $109,250 $ 8,000   $0   $     0   20,000  $ 3,278
 Vice President,     1996  $135,833 $ 6,792   $0   $     0   15,000  $ 4,075
 Domestic Aviation   1995  $130,000 $34,450   $0   $     0   15,000  $ 3,900
 Services

_____________________

(1) Cash bonuses are listed in the fiscal year earned, but were paid partially or entirely in the following fiscal year.
         Under the terms of the 1994 Long-Term Management Incentive Plan (the "1994 Plan"), certain participants may elect to receive all or a portion of their awarded bonus in the form of restricted stock. These amounts (including the 20% additional awards in restricted stock provided as a deferral incentive) are reflected in the "Restricted Stock Award(s)" column, although the restricted stock awards were not made until the following year.

(2) The stated amounts exclude perquisites and other personal benefits because the aggregate amounts paid to or for any executive officer as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation did not exceed the lesser of $50,000 or 10% of salary and bonus for fiscal 1997, 1996, and 1995.

(3) The "Restricted Stock Award(s)" column reflects the value, as of the date of grant, of the restricted stock received by the named individuals. Mr. Clement received 3,010 shares of restricted stock in lieu of $34,185 in cash for fiscal 1995. Dividend income, if any, will be paid on the restricted stock at the same rate as paid to all stockholders. With respect to fiscal 1995, restrictions will lapse 30 months from the date the restricted stock was awarded. The number of shares of restricted stock received in lieu of cash was determined by multiplying the amount of the foregone cash bonus by 1.2 (as a deferral incentive) and dividing that product by the average market price of the Company's Common Stock for the month of June 1994 ($13.63). At the end of the 1997 fiscal year, Mr. Clement, Mr. Small, Mr. Graves and Mr. Albert, respectively, had an aggregate of 8,008, 2,123, 1,612 and 1,004 shares of restricted stock, having an aggregate value on that date of $128,128; $33,968; $25,792; and $16,064. The Company awarded no restricted stock to these individuals for the 1997 fiscal year. During the 1997, 1996, and 1995 fiscal years, the Company maintained no long term incentive plan, as defined in applicable Securities and Exchange Commission rules. All options granted to the named executive officers in fiscal 1997 and 1996 were awarded pursuant to the 1994 Plan, and all options granted to the named executive officers in 1995 were awarded pursuant to the Offshore Logistics, Inc. 1989 Incentive Plan (the "1989 Plan"). The options granted under the 1989 Plan have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1989 Plan) of the Company's Common Stock on the grant date, and include tandem grants of SARs, which permit the options to be surrendered in exchange for shares of stock, or a combination of cash and stock representing the difference between the option exercise price and the fair market value of the shares on the date of exercise. Under the 1989 Plan, if an employee resigns following a reduction in his authority or duties or is terminated other than for cause within one year preceding or three years following a change in control of the Company (as defined in the 1989 Plan), all outstanding options and SARs are immediately exercisable upon his resignation or termination. See footnote (1) on page 7 for a summary of certain of the terms of the options granted under the 1994 Plan. All of the options granted to the named executives became exercisable one year after the grant date.

(4) The stated amounts consist of the Company's matching contributions made pursuant to the Company's Employee Savings and Retirement Plan (the "401(k) Plan"), all of which are 100% vested, and the cost to the Company for premiums on Company-owned life insurance policies that the Company maintains for certain key employees, including Messrs. Clement, Small, Graves and Albert. All amounts stated for Messrs. Graves, Murphy and Albert are comprised exclusively of the Company's matching contributions pursuant to the 401(k) Plan. During the fiscal year ended 1997, the expense to the Company for the life insurance premiums was $3,769 and $3,823 for Messrs. Clement and Small, respectively, and the Company's matching contribution to the 401(k) Plan was $5,293 and $3,375 for Messrs. Clement and Small, respectively.

(5)      See "Severance and Change-of-Control Agreements".


                    Option/SAR Grants in Last Fiscal Year

         The following table shows, as to the named executive officers, information about option/SAR grants during the 1997 fiscal year:

              Individual Grants
______________________________________________________
                            % of
                            Total
                  No. of   Options                          Potential
                Securities  /SARs                        Realizable Value
                  Under-   Granted                      at Assumed Annual
                  lying      to                          Rates of Stock
                 Options  Employees                     Price Appreciation
                  /SARs      in    Exercise    Expir-   for Option Term(2)
                 Granted   Fiscal    Price     ation    __________________
   Name           (#)(1)    Year   ($/Share)    Date       5%        10%
________________ _______  ________ _________   _____     ______    ______

James B. Clement  35,000    10%     $12.375   8/07/06   $272,390  $690,290
George M. Small   20,000     6%     $12.375   8/07/06   $155,651  $394,451
Ralph B. Murphy   10,000     3%     $12.375   8/07/06   $ 77,826  $197,226
Hans J. Albert    15,000     4%     $12.375   8/07/06   $116,739  $295,838
Gene Graves       20,000     6%     $12.375   8/07/06   $155,651  $394,451

______________________________
(1) These awards were made pursuant to the 1994 Plan, have a ten-year term, have an exercise price equal to the fair market value (as defined in the 1994 Plan) of the Common Stock on the grant date, and include the right of the Company to purchase all or any part of the shares of Common Stock issuable upon exercise of the options by paying to the optionee an amount, in cash or Common Stock, equal to the excess of the fair market value of the Company's Common Stock on the effective date of such purchase over the exercise price per share. Options granted under the 1994 Plan may be exercised for cash and may also be paid for by delivering to the Company unrestricted Common Stock already owned by the optionee or by the Company withholding shares otherwise issuable upon exercise of the options (or a combination thereof), as well as in such other manner as may be authorized by the committee administering the 1994 Plan (the "Committee"). Options under the 1994 Plan also grant the optionee the right, if the optionee makes payment of the exercise price by delivering shares of Common Stock held by the optionee, to purchase the number of shares of Common Stock delivered by the optionee in payment of the exercise price (a "Replacement Option"). Replacement Options are exercisable at a price equal to the fair market value of the Common Stock of the Company as of the date of the grant of the Replacement Option. The options granted under the 1994 Plan also provide for certain "cashout" rights following a Change In Control (as defined in the 1994
         Plan). The options granted under the 1994 Plan also provide that, subject to certain conditions, the Committee may permit the optionee to pay all or a portion of any taxes due with respect to exercise of the options (a) by electing to have the Company withhold shares of Common Stock due to the optionee upon exercise of the option or (b) by delivering to the Company previously owned shares of Common Stock.

(2) The dollar amounts shown in these two columns have been derived by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), by multiplying this product by the number of shares covered by the options, and then subtracting the aggregate exercise price of the options. The dollar amounts set forth under this heading have not been discounted to present value. Further, the dollar amounts are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock of the Company.

         Aggregated Option/SAR Exercises in Last Fiscal Year and
                   Fiscal Year End Option/SAR Values

         The following table shows, as to the named executive officers, the aggregate option exercises during fiscal year 1997 and the values of unexercised options as of March 31, 1997:

                                           Number of
                                          Securities      Value of
                                          Underlying     Unexercised
                                          Unexercised    In-the-Money
                                          Options/SARs  Options/SARs at
                   Shares                 at FY-End (#)   FY-End($)(1)
                  Acquired                _____________ _______________
                     on        Value      Exercisable/   Exercisable/
Name             Exercise(#) Realized($)  Unexercisable  Unexercisable
____             ___________ ___________  _____________ _______________

James B. Clement   20,000     $280,000      310,000      $2,648,125
                                             35,000      $  126,875

George M. Small    12,500     $199,900      138,000      $  757,875
                                             20,000      $   72,500

Ralph B. Murphy         0     $      0       80,000      $  468,750
                                             10,000      $   36,250

Hans J. Albert      7,500     $ 67,500       55,500      $  188,813
                                             15,000      $   54,375

Gene Graves             0     $      0       55,000      $  178,125
                                             20,000      $   72,500

_____________________

(1) The dollar amounts shown in this column represent the aggregate excess of the market value of the shares underlying the unexercised in-the-money options as of March 31, 1997, over the aggregate exercise price of the options.


                 Severance and Change-of-Control Arrangements

         The Company has entered into change of control agreements (the "Change of Control Agreements") with certain executive officers. The Change of Control Agreements of Messrs. Clement and Small supersede their severance agreements executed in 1989. The Change of Control Agreements for each executive officer provide for continued employment for a three year period following a Change of Control, as defined
(the "Employment Term"). Should the officer's employment be terminated during the Employment Term for any reason other than death, disability or "Cause", as defined, or should the officer terminate his employment for "Good Reason", as defined, the officer will become entitled to certain benefits. The benefits include a lump sum payment equal to three times the sum of the officer's Annual Base Salary, as defined, and Highest Annual Bonus, as defined. Also, the officer will be entitled to continued welfare benefits under various Company plans and programs for a minimum of thirty-six months following the "Date of Termination", as defined, as well as outplacement services and other benefits. In addition, those officers who are parties to the Executive Welfare Benefit Agreements dated March 31, 1986 will, in the event of such termination, be treated as having been terminated without cause as of the Date of Termination, and the insurance policies provided under such Executive Welfare Benefit Agreements will be immediately transferred to the officer, the officer will be credited with three additional years of service for purposes of the vesting of such policies, and the Company will continue to pay the premiums on such policies for three years after such officer's
Date of Termination. In the event that any payments by the Company to or for the benefit of the officer (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code ("Excise Tax"), then the officer will be entitled to an additional payment ("Gross-Up Payment") in an amount such that, after payment by such officer of all taxes imposed on the Gross-Up Payment, the officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Change of Control Agreements also provide that no award granted under the 1994 Plan or pursuant to any other plan or arrangement maintained by the Company will be reduced as a result of being potentially non-deductible under Section 280G of the Internal Revenue Code.

         In addition, under the terms of the 1989 Plan, if within the one-year period preceding or the three-year period following a change in control of the Company (as defined in the 1989 Plan), a participant's employment is involuntarily terminated other than for cause, or he resigns following a diminution in the nature or scope of his authorities or duties, all outstanding options and SARs held by the executive become immediately exercisable.

         Under the terms of the 1994 Plan, if a change in control (as defined in the 1994 Plan) occurs, all outstanding options and SARs held by the employee participant become immediately exercisable; the restrictions and deferral limitations (if any) applicable to any then outstanding shares of Restricted Stock, Deferred Stock or other stock based awards made pursuant to the 1994 Plan (if any) become free of all restrictions, fully vested and transferable to the full extent of the award. Also, under the 1994 Plan, for a sixty-day period following a change in control (as defined in the 1994 Plan), unless the Committee that administers the Plan determines otherwise at the time of the award, the participant has the right to elect to surrender to the Company all or part of the stock options in exchange for a cash payment equal to the spread between the change in control price (as defined in the 1994 Plan) and the option exercise price.

      Compensation Committee Interlocks and Insider Participation

         Howard Wolf, Director of the Company and member of the Compensation Committee, is a partner of the law firm of Fulbright & Jaworski, which the Company retains from time to time to provide legal services. Peter N. Buckley, a Director of the Company and a member of the Compensation Committee, is the Chairman and Chief Executive Officer of Caledonia Investments plc ("Cal Investments"), the parent company of Caledonia Industrial & Services Limited ("CIS") (collectively, "Caledonia"). Caledonia, in turn, is the beneficial owner of 1,628,083 shares of the Company's Common Stock, which represents approximately 7.7% of the total shares of Common Stock outstanding and is also the beneficial owner of 49% of the outstanding shares of Bristow Aviation Holdings Limited, an English corporation, of which the Company owns 49%. See "Directors Meetings, Fees and Other Matters".


        COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is comprised exclusively of nonemployee directors and is responsible for formulating and making recommendations to the Board of Directors with regard to:

   - the Company's executive compensation policies and programs, and

   - specific salary and incentive awards to executive officers.

Compensation Policy

         In designing and implementing its executive compensation program, the Company follows a long-standing philosophy that management pay should be directly and substantially tied to the achievement by the Company of its performance objectives. A corollary principle guiding the Company's compensation programs is that stock-based compensation should be an integral part of the program to align management incentives with share price. The Company also operates under the principle that short-term and long-term elements of compensation should be balanced. Finally, the Company believes that, to excel, it must continue to attract and retain highly talented and motivated employees at all levels, especially the senior executives.

         Accordingly, the Company's overall compensation policy is to provide a competitive compensation package designed to attract, motivate and retain key executive officers and to tie executive pay to overall Company performance and return to stockholders. The Company's executive compensation program consists of base salary, annual incentives and long-term incentives. Executive officers also participate in a 401(k) plan, a medical plan and other benefit plans available to employees generally.

         The compensation packages provided to the Chief Executive Officer and the other executive officers for the 1997 fiscal year were based in part on the recommendations of the outside consulting firm hired by the Company in 1993. The consulting firm met with Company management to discuss the strategic direction of the Company and the Company's objectives for its executive compensation programs. The consulting firm prepared a study based on several published executive compensation surveys conducted at different times that reviewed the compensation of executives at companies with revenues similar to those of the Company (hereafter, the "Compensation Study"). The group of companies reflected in the Compensation Study includes some of the peer companies set forth in the Stock Performance Graph on page 11 of this Proxy Statement.

1.       Base Salary

         The Committee reviews base salaries annually. Individual performance reviews are generally conducted once a year and are used in conjunction with the Company's comparison of salaries paid by its most direct competitors, the Compensation Study and an analysis of expected economic conditions in the oil and gas service industry to determine whether an employee's base salary will be modified.
Salary increases in the 1997 fiscal year were based on individual performance and the Company's achievement of its profit goals, as well as salaries paid by Company competitors (including the companies in the Compensation Study). In each of the last several years, the Chief Executive Officer initially has recommended to the Committee salary levels for the upcoming year for all Company officers other than himself. The Committee has reviewed the Chief Executive Officer's recommendations and industry comparisons and made its salary recommendations to the full Board. The Board approved all of the Committee's recommended salary levels for the 1997 fiscal year.

         The Company believes that the salaries of the executives named in the Summary Compensation Table for the 1997 fiscal year were at or near the median of the peer group considered by the Committee to constitute the Company's most direct competitors for executive talent. The Compensation Committee believes that not all of the companies in a peer group established to compare stockholder returns are necessarily representative of the companies competing with the Company for executive talent. Thus, the peer group used by the Company to compare compensation is a sub-group of the companies included in the peer group index in the Stock Performance Graph on page 11 of this Proxy Statement.

2.       Annual Incentives

         Cash bonuses provide an annual incentive to the Company's executives. For the 1997 fiscal year, bonus amounts to executives will be determined according to the terms of the Annual Incentive Plan approved by the stockholders in 1994. This element of the compensation program is designed to link executive pay to objective measures of the performance of the Company. The Company performance measures established by the Committee to determine bonus levels for the 1997 fiscal year were return on revenues, return on equity, earnings per share growth and revenue, each weighted equally at 25%. Threshold, target and maximum levels of Company performance were established for each performance measure, based on historical results, budgets and growth goals established by the Company. The performance for fiscal 1997 will be based upon the original budget approved by the Board of Directors for the twelve months ended June 30, 1997 and is not determinable at this time.

         In accordance with the restricted stock payment alternative under the 1994 Plan, also approved by the stockholders in 1994, the executive officers may elect to receive all or any part of their bonuses in shares of Restricted Stock. The Committee believes that this application of Restricted Stock is an excellent vehicle for expanding the stock ownership of the executive officers and will further deepen the executive officers' commitment to the long-term objectives and performance of the Company and their identification with stockholder interests.

3.       Long-Term Incentives

         The Compensation Committee believes that granting stock options/stock appreciation rights is the most appropriate method of motivating and rewarding executive officers for the creation of long-term shareholder value. The Company has established a policy of awarding stock options and stock appreciation rights based upon continuing progress of the Company and on individual performance by its executives. The Committee uses only subjective and informal measures of Company and individual performance in deciding whether and, if so, how many options to award. Typically, stock options are granted annually. In August 1996, options were awarded to the executive officers, including the following grants to the executive officers named in the Summary Compensation Table: James B. Clement
- 35,000; George M. Small - 20,000; Ralph B. Murphy - 10,000; Hans
J. Albert - 15,000; and Gene Graves - 20,000. All awards shown in the Summary Compensation Table were made at fair market value at the time of grant so that holders will benefit from such grants only when, and to the extent, the stock price increases after the date of grant.

Compensation of Chief Executive Officer

         James B. Clement has been employed by the Company since 1976 and was elected President and Chief Operating Officer in 1986, Chief Executive Officer in 1987 and Chairman in 1995. The Compensation Committee seeks to align Mr. Clement's base salary and annual incentives at a reasonable level in comparison to the other companies in the Company's self-selected compensation peer group. In setting Mr. Clement's salary and bonus for the fiscal year ended 1997, the Committee reviewed the performance of both Mr. Clement and the
Company in fiscal 1996, as well as the recommendations of the
compensation consulting firm in its Compensation Study.   The
Committee, however, considered measures of Company performance only in a subjective and informal manner in fixing Mr. Clement's base salary. The Committee increased Mr. Clement's base salary to $240,000 per year effective October 1, 1996.

         Under the Annual Incentive Plan, Mr. Clement's incentive opportunity for fiscal 1997 is 75% of his base salary. Performance for fiscal 1997 will be based upon the budget approved for the twelve months ended June 30, 1997 and is not determinable at this time. In accordance with the restricted stock payment alternative, Mr. Clement has elected to receive 50% of his 1997 bonus in cash.

         Provisions of the Omnibus Budget Reconciliation Act of 1993 limit deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who were highest paid and employed at year end, effective for tax years beginning on or after January 1, 1994. The policy of this Committee related to this Act is to establish and maintain a compensation program that maximizes the creation of long-term value for stockholders. Action will be taken to qualify most compensation approaches to ensure deductibility except in those limited areas where the Committee believes that stockholder interests are best served by retaining flexibility of approach.


                                         COMPENSATION COMMITTEE



                                         David M. Johnson, Chairman
                                         Kenneth M. Jones
                                         Howard Wolf

                    STOCK PERFORMANCE GRAPH

         The following performance graph compares the yearly cumulative return on the Company's Common Stock to the NASDAQ Stock Market
(U.S. Companies) Index and a peer group index of companies selected by the Company, over a five fiscal year period ending on March 31, 1997. The peer group companies are Oceaneering International, Inc.; Petroleum Helicopters, Inc.; Tidewater, Inc.; Rowan Companies, Inc.; McDermott International, Inc.; and GulfMark International, Inc. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the value of the investment in the Company's Common Stock and each index to have been $100 at June 30, 1992.


      Comparison of Cumulative Stockholder Return 1992-1997

                     Fiscal Year Ending June 30,
                 ____________________________________     March 31,
                 1992    1993    1994    1995    1996        1997
                 ____    ____    ____    ____    ____     _________

OLOG              100     157     160     165     163        188

NASDAQ            100     126     127     170     218        224

Peer Group        100     144     140     142     209        247


                DIRECTORS MEETINGS, FEES AND OTHER MATTERS

         The Company has standing Audit, Compensation, Executive and Nominating Committees of the Board of Directors. During the fiscal year ended March 31, 1997, each nonemployee member of the Board of Directors received $1,000 for each meeting attended, including committee meetings, and $8,000 per year, payable quarterly in arrears, except for the Secretary of the Board of Directors who receives $10,667 per year.

         The Board of Directors held three meetings during the past fiscal year. During this period, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors during the period in which he was a director and (ii) the total number of meetings held by all committees on which he served during the period in which he was a director.

         The 1991 Nonqualified Stock Option Plan for Nonemployee Directors (the "1991 Plan") provides for the granting to directors who are not employees of the Company (the "Nonemployee Directors") of nonqualified options to purchase Common Stock. The 1991 Plan is administered by the Board of Directors. A total of 173,000 shares of Common Stock have been reserved for issuance at March 31, 1997, upon the exercise of options under the 1991 Plan, subject to adjustment in the event of stock splits, stock dividends and similar changes in the Company's capital stock.

         As of September 24, 1991, the date as of which the 1991 Plan was adopted by the Board of Directors, Nonemployee Directors were granted automatically options to purchase 500 shares of stock for each year of continuous service plus 2,000 shares. As of the date of the Company's Annual Meeting of Stockholders in each year that the 1991 Plan is in effect beginning with the Annual Meeting held on December 1, 1992, each Nonemployee Director who is elected or re-elected, or otherwise continues as a director of the Company following such Annual Meeting, will be granted an option to purchase 2,000 shares of Common Stock. However, no such options shall be granted to any Nonemployee Director who during the preceding 12 months missed 50% or more of the meetings of the Board of Directors and committees on which he served.

         The option price per share for each option granted under the 1991 Plan is the fair market value of the Common Stock on the date of grant. Under the 1991 Plan, options are not exercisable until six months after the date of the grant. The 1991 Plan will terminate on, and no options shall be issued after, the date of the annual meeting of stockholders in 2000, and any options outstanding on that date will remain outstanding until they have either expired or been exercised.

         The Audit Committee is composed of Messrs. Crane, Johnson, and (from February 6, 1997) Cartwright. The Committee is authorized to engage and discharge independent auditors; to review the fee, scope and timing of the independent audit and any other services rendered;
to approve professional services rendered by the auditors; to review with the auditors and management the Company's policies and procedures with respect to accounting and financial controls; to review audit results with the auditors; and to direct and supervise special investigations. The Audit Committee held one meeting during the last fiscal year.

         Messrs. Johnson, Jones and Wolf comprised the Compensation Committee until February 6, 1997, at which time the Committee was reconstituted and became comprised of Messrs. Wolf, Jones, Sager, and Buckley. The functions of the Compensation Committee are to recommend to the full Board compensation arrangements for senior management and directors; to recommend compensation plans in which officers and directors are eligible to participate; to recommend and, in some cases, to grant options or other benefits under such plans; and to take such other action as is delegated to it by the Board. The Compensation Committee held two meetings during the last fiscal year.

         The Executive Committee was comprised of Messrs. Clement, Foster, Small, and Wolf until February 6, 1997, at which time the Committee was reconstituted and became comprised of Messrs. Wolf, Clement, and Johnson. The Executive Committee is authorized to act on behalf of the full Board on a broad range of issues. The Executive Committee did not meet during the last fiscal year.

         Messrs. Jones, Johnson, and Wolf comprise the Nominating Committee. The function of the Nominating Committee is to recommend nominees to serve on the Board of Directors and to take such action as is delegated to it by the Board. The Nominating Committee held one meeting during the last fiscal year.

         On December 19, 1996, the Company acquired 49% of the common stock and other significant economic interest in Bristow Aviation Holdings Limited ("Bristow"), an English corporation, which holds all of the outstanding shares in Bristow Helicopter Group Limited ("BHGL"). As a result of that transaction, CIS is the beneficial owner of 1,628,083 shares of the Company's Common Stock (see "Security Ownership of Certain Beneficial Owners and Management"). CIS has also designated Peter N. Buckley and Jonathan H. Cartwright for nomination to the Company's Board of Directors, and they were duly elected in February 1997. Mr. Buckley is the Chairman and Chief Executive Officer and Mr. Cartwright is the Financial Director of Caledonia Investments plc, the holder of all the outstanding stock of CIS.

         The transaction also included certain executory obligations of the parties that remain in effect between the Company and CIS and its affiliates and certain of which are described below. All such obligations were the result of arms' length negotiations between the parties that were concluded before Messrs. Buckley and Cartwright were nominated or elected to the Company's Board of Directors and are, in the view of the Company, fair and reasonable to the Company.

         As a result of the Bristow transaction, Caledonia holds $7.5 million of the Company's 6% Convertible Subordinated Notes. The Company holds approximately $150 million principal amount of 13.5% subordinated unsecured loan stock (debt) of Bristow. Bristow has the right to defer payment of interest on that debt until January
31, 2002. Any deferred interest would also accrue interest at an annual rate of 13.5%.

         Caledonia and the Company also entered into a Put/Call Agreement whereunder, upon giving specified prior notice, the Company has the right to buy all the Bristow shares held by Caledonia, who, in turn, has the right to sell such shares to the Company. Under current United Kingdom law, the Company would be required, in order for Bristow to retain its operating license, to find a qualified European investor to own any Bristow shares it has the right to acquire under the Put/Call Agreement. Any put or call of the Bristow shares will be subject to the approval of the Civil Aviation Authority ("CAA").

         For as long as Caledonia owns its Bristow shares, Caledonia is entitled to receive management fees from Bristow. The annual fees range from (Pounds) 500,000 to (Pounds) 900,000 and are payable for a maximum of seven years.

         In May 1997, the Company acquired, from a third party, for $30 million four helicopters being operated in the North Sea by Bristow and, at the same time, leased these aircraft to Bristow on terms that provided for an aggregate $4.3 million in annual lease payments.


             RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP conducted the examination of the Company's financial statements for the fiscal year ended March 31, 1997, and has been selected to conduct the examination of the Company's financial statements for the current year. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.


                        VOTING OF THE PROXY

         SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AS DIRECTED THEREIN. IF NO DIRECTION IS SPECIFIED, SUCH
SHARES WILL BE VOTED "FOR" THE NOMINEES.


                              GENERAL

         As of the date of the Proxy Statement, the only matters expected to come before the Annual Meeting are those set forth above. If any other matters are properly brought before the Annual Meeting or any adjournment thereof and if the shares for which the Proxy is given are entitled to vote thereon, it is the intention of the person named in the accompanying form of proxy to vote the Proxies on such matters in accordance with their best judgment.

         The cost of soliciting Proxies will be borne by the Company. The directors, officers and employees of the Company may, but without compensation other than regular compensation, solicit
Proxies by telephone, telegraph, or personal interview. The Company has retained ChaseMellon Shareholder Services to assist in the solicitation of Proxies for a fee of $4,500 plus out-of-pocket expenses. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the securities of the Company.

         Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997. Any such request should be directed to George
M. Small, Offshore Logistics, Inc., Post Office Box 5-C, Lafayette, Louisiana 70505. Requests from beneficial owners of shares of the Company must set forth a good faith representation that as of August 8, 1997, the requester was a beneficial owner of shares of the Company entitled to vote at the Annual Meeting.

                              By Order of the Board of Directors



                              George M. Small
                              Secretary


Lafayette, Louisiana
August 22, 1997

                        OFFSHORE LOGISTICS, INC.
                                  PROXY

                 This Proxy is Solicited on Behalf of
                        the Board of Directors

    The undersigned stockholder of OFFSHORE LOGISTICS, INC., a Delaware corporation, hereby appoints JAMES B. CLEMENT and GEORGE M. SMALL, and each of them, proxies with power of substitution to vote and act for the undersigned, as designated on the reverse side, with respect to the number of shares of the Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The City Energy Club of New Orleans, 1100 Poydras Street, 38th Floor, New Orleans, Louisiana on Monday, September 29, 1997, at 5:00 p.m., and at any adjournments thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY.

    The Board of Directors of the Company recommends that you vote FOR each of the nominees listed on the reverse side for election as Directors of the Company.

                 THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
             PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

-----------------------------------------------------------------------
                             FOLD AND DETACH HERE


                                              Please mark your
                                              votes as indicated in   [X]
                                              this example


Item 1--Election of the following nominees as Directors:

  For all      Withhold for    Withheld for the following only:
 nominees      all nominees    (Write the name(s) of the nominee(s)
   [  ]           [   ]        below)

                               Peter N. Buckley, Jonathan H. Cartwright,
                               James B. Clement, Louis F. Crane, David
                               M. Johnson, Kenneth M. Jones, Harry C.
                               Sager, George M. Small and Howard Wolf.

                               _________________________________________

                               _________________________________________

                               _________________________________________


                        The undersigned hereby acknowledges
                        receipt of a copy of the accompanying
                        Notice of Annual Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                        Date:__________________________________


                        _______________________________________
                        Signature

                        _______________________________________
                        Signature

                        Please mark, date and sign as your
                        account name appears and return in the
                        enclosed envelope. If acting as
                        executor, administrator, trustee or
                        guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate name or partnership name by duly authorized officer or person. If the shares are held jointly, each stockholder named should sign.


---------------------------------------------------------------------------
                             FOLD AND DETACH HERE